Exhibit 4a

                                Form of Contract

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                      PHOENIX MUTUAL LIFE INSURANCE COMPANY


        Annuitant                                                  Age

    Policy Number                                                  Date of Issue

  Initial Premium                                                  Maturity Date


Dear Annuitant:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy. For service or information on this policy contact the agent who sold the policy, any of our agency offices, or our Investment Products Division at the following address:

          Phoenix Mutual Life Insurance Company
          Investment Products Division
          One American Row
          Hartford, Connecticut 06115

RIGHT TO CANCEL. You have a right to return this policy. If for any reason you are not satisfied with this policy, you may return it to us at our Investment Products Division within 10 days after it is delivered to you for a refund of the Accumulated Value plus any charges made under this policy.

The Accumulated Value will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Investment Products Division.

This policy provides for the payment of a deferred life annuity with a 10-year period certain based on the values accumulated during the variable accumulation period prior to the Maturity Date. The amount of accumulated values and resulting benefits will depend on the investment experience of the underlying sub-account(s) during the accumulation period and may vary in amount. However, the annuity payments will be a fixed amount based on this policy's Accumulated Value on the Maturity Date and the annuity purchase rates stated herein.

Signed for Phoenix Mutual Life Insurance Company at its Home Office in Hartford, Connecticut.


                                   Sincerely yours,
Secretary                                                             President

                                   Registrar

            Flexible Premium Variable Accumulation Deferred Annuity.

                                Non-participating

1017

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                                  SCHEDULE PAGE



                 Annuitant:                                       :Age

             Policy Number:                                       :Date of Issue

           Initial Premium:                                       :Maturity Date

       Subsequent Premiums:

         Payment Intervals:

             Mortality and
               Expense Risk
             Charge on Date
                  of Issue:         .00342% (based on annual
                                             rate of 1.25%)



SUB-ACCOUNT ALLOCATION SCHEDULE

           Money Market Sub-Account #1                          _______________%

           Stock Sub-Account #2                                 _______________%

           Bond Sub-Account #3                                  _______________%

           Total-Vest Sub-Account #4                            _______________%


Except as may otherwise be provided herein, no premiums may be applied or transfer made to any sub-account whose Accumulated Value, immediately after the payment or transfer, would be less than $150.


Beneficiary: as stated in the application or as later changed.

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                            SCHEDULE PAGE (continued)

Annuitant:   John M. Phoenix                          00000001    :Policy Number

                           DESCRIPTION OF SUB-ACCOUNTS


MONEY MARKET                The investment objective of the MONEY MARKET
                            sub-account is to provide maximum current income consistent with capital preservation and liquidity.

STOCK The investment objective of the STOCK sub-account is to achieve intermediate and long-term growth of capital, with income as a secondary consideration.

BOND The primary investment objective of the BOND sub-account is to seek high current income. Capital growth is a secondary objective which will also be considered when consistent with the objective of high current income.

TOTAL-VEST                  The investment objective of the TOTAL-VEST
                            sub-account is to realize as high a level of total rate of return over an extended period of time as is considered consistent with prudent investment risk.

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                            SCHEDULE PAGE (continued)

Annuitant:   John M. Phoenix                          00000001    :Policy Number

                           POLICY SUMMARY

About This Summary          This summary briefly highlights some of the major
                            policy provisions. Since this is only a summary, the detailed provisions of the policy will control. See those provisions for full information and any limits or restrictions that apply. To locate this policy's provisions, use the Table of Contents. Your policy is a legal contract between you and us. You should, therefore, READ YOUR POLICY CAREFULLY.

                            Check the Schedule Page of this policy to make sure it reflects the premium allocation requested. Please call on your agent or us at any time you have questions about your policy.

The Type of Policy          This policy provides for payment of a deferred life
                            annuity with 10-year period certain based on the value accumulated during the variable accumulation period prior to the Maturity Date. However, the amount of each annuity payment will be fixed based on the Accumulated Value on that date.

Premiums Allocated          The values that accumulate under this policy prior
to Sub-Accounts             to the Maturity Date are based on the amount and
                            number of premium payments made and the investment experience of the sub-account(s) to which the premium payments are allocated by you. The sub-accounts are part of the Phoenix Mutual Variable
                            Accumulation Account (VA Account) and have differing investment objectives as shown on the Schedule Page.
                            We have the right to add additional sub-accounts subject to approval by the Securities and Exchange
                            Commission and where required, other regulatory authorities. Subject to the terms of this policy, you may transfer the policy's Accumulated Value between and among the various sub-accounts.

                            The VA Account is a Separate Account established by us under Connecticut Law and is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, realized and unrealized, of the VA Account are credited to or charged against the amounts placed in the VA Account without reference to other income, gains and losses of our General Account. The assets of the VA Account are owned solely by us and we are not a trustee with respect to such assets.

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                            SCHEDULE PAGE (continued)

Annuitant:   John M. Phoenix                          00000001    :Policy Number

                            We use the assets of the VA Account to buy shares of the Big Edge Series Fund (Fund) according to your most recent allocation instruction on file with us at our IPD. The Fund is registered under the 1940 Act as an open end, diversified management investment company. The Fund has separate Series that correspond to the sub-accounts of the VA Account. Assets of each sub-account are invested in shares of the corresponding Fund Series.

Withdrawal Privilege        Subject to the terms of this policy, the Accumulated
                            Value of this policy, less any applicable deferred sales charge, may be withdrawn in whole or in part on or before the Maturity Date.

Other Benefits              This policy provides a death benefit in the event of
                            your death during the accumulation period. The death benefit equals the Accumulated Value on the date we receive a certified copy of the certificate of death. This policy also provides alternative annuity settlement options.

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                                TABLE OF CONTENTS


Part                                                                        Page

      Schedule Page

      Policy Summary

  1   Definitions

  2   About This Policy

  3   Premiums and Allocations to Sub-Accounts

  4   Transfers and Withdrawals

  5   Expense Charges

  6   Determining the Accumulated and Unit Values

  7   Annuity Benefits

  8   Death Benefits

  9   Payment Options

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                            PART 1: DEFINITIONS

You (Your)                  The annuitant under this policy as shown on the
                            Schedule Page. You the annuitant, are the owner of this policy and control this policy during your lifetime. Unless you and we agree otherwise, you may exercise your rights provided under this policy without the consent of anyone else. Your exercise of any of these rights will to the extent thereof assign, release, or surrender the interest of all beneficiaries under this policy.

We (Our, Us)                Phoenix Mutual Life Insurance Company Hartford,
                            Connecticut

Accumulated Value           The total value of all sub-account Units
                            standing to the credit of this policy or of a sub-account where so noted.

Annuity                     A contract promising a periodic series of payments.

Assigns Any person to whom you assign an interest in this policy if we have notice of the assignment in accordance with the provisions stated in Part 2.

Date of Issue               The date of issue as shown on the Schedule Page.

Fixed Annuity               An annuity providing payments which do not vary in
                            amount after the first payment is made.

IPD Our Investment Products Division. The address is shown on the cover page of this policy.

Maturity Date               The Maturity Date shown on the Schedule Page or
                            such changed Maturity Date as we may later agree in writing, but in no event earlier than the first policy anniversary or later than the policy anniversary nearest the annuitant's 85th birthday.

Payment Date                The Valuation Date on which a premium payment
                            is received at our Investment Products Division unless it is received after the close of the New
                            York Stock Exchange, in which case it will be the next Valuation Date.

Policy Anniversary          The anniversary of the Date of Issue.

Policy Year                 The first policy year is the one-year period
                            from the Date of Issue. Each succeeding policy year is the one-year period from the policy anniversary to the next policy anniversary.

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Unit                        A standard of measurement, as described in Part 3,
                            used to measure the value of each sub-account.

Valuation Date              For any sub-account, every day the New York
                            Stock Exchange is open for business.

Valuation Period            For any sub-account, it is the period in days
                            beginning with the day following the last Valuation
                            Date of that sub-account and ending on that sub-account's next succeeding Valuation Date.

Written Request             A request in writing in a form satisfactory to us
(Written Notice)            and received by us at our IPD.


                            PART 2: ABOUT THIS POLICY

The Effective Date          This policy will begin in effect on the Date of
                            Issue provided the initial premium due is paid while you are alive.

The Policy and              This policy and the written application, a copy of
Application                 which is attached to and made a part of this policy,
                            are the entire contract between you and us. Any change in the terms of this policy, to be in effect, must be signed by one of our executive officers and countersigned by our Registrar or one of our executive officers. This policy is issued at our Home Office in Hartford, Connecticut. Any benefits payable under this policy are payable at our Home
                            Office.

Limits on Our Right         We rely on all statements made by or for you in the
to Contest This             written application. These statements are considered
Policy                      to be representations and not warranties. We can
                            contest the validity of this policy for any material misrepresentation of a fact. To do so, however, the misrepresentation must be contained in the written application and a copy of the application must be attached to this policy when it is issued.

                            We cannot contest the validity of this policy, after it has been in force during your lifetime for one year from its Date of Issue.

Required Proof of           Proof of your age must be filed with us before any
Age and Survival            annuity payments will begin. We also have the right
                            to require proof of the identity, age and survival of any person entitled to any payment under this policy or upon whose life any payments depend.

Claim of Creditors          To the extent permitted by law, no amount payable
                            under this policy will be subject to any legal process to satisfy the claims of creditors.

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Adjustment if Age           If your age has been misstated, any benefits payable
Misstated                   will be limited to the amount that the premium paid
                            would have purchased at the correct age. Any overpayments and underpayments made by us will be charged or credited against future payments under the policy.

Assignments                 We will not be considered to have notice of any
                            assignment of an interest in this policy until we receive the original or copy of the assignment at our IPD. In no event will we be responsible for its validity.

Statement of Account        We will furnish you, at least annually, a statement
                            of the Accumulated Value of this policy in each of the sub-accounts. We will also furnish you a statement of the investments held by each sub-account.


                            PART 3: PREMIUMS AND ALLOCATIONS TO SUB-ACCOUNTS

Premium Amounts             The initial premium is due on the Date of Issue. You
                            must be alive when the first initial premium is paid. Thereafter, the premium amount and payment intervals are as shown on the Schedule Page unless later changed as described below. A receipt for premium payments signed by one of our executive officers is available upon request.

                            You may vary the amount and payment intervals for subsequent premiums, and additional premium payments may be made within the following limits:

                            a. Each additional premium payment must at least equal $150.

                            b. No more than $1,000,000 in total premiums may be paid on this policy unless we agree otherwise.

                            c. The premium payment intervals may be changed to annual, semi-annual, quarterly, monthly, flexible, or any other arrangement agreed to by us.

                            We reserve the right to waive any and all of the above limits.

Net Premium                 The net premium is equal to the premium paid less
Allocation                  the applicable premium tax. As of the Date of Issue,
                            the premium tax for your policy, if any, is as shown on the Schedule Page. The net premium will be applied on the Payment Date to the various sub-accounts in accordance with the allocation schedule elected in the application.

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                            The number of Units credited to each sub-account
                            will be determined by dividing the net premium applied to that sub-account by the Unit Value of that sub-account on the Payment Date.

                            You may change the allocation schedule with respect to subsequent or additional premium payments by written notice filed with us. However, unless we agree otherwise, no premium may be applied to any sub-account whose Accumulated Value, immediately after the payment, would be less than $150.


                            PART 4: TRANSFERS AND WITHDRAWALS

Transfers among             You may transfer all or a portion of the
Sub-Accounts                Accumulated Value of this policy among one or more
                            of the sub-accounts. We reserve the right to require that such transfers be made by written request and to limit the number of additional transfers made during a policy year. You will be permitted at least six transfers per policy year. A $10 transfer fee will be imposed for each transfer. No transfer may be made to a sub-account if the resultant
                            Accumulated Value of that sub-account immediately after the transfer would be less than $150. If the Accumulated value of any sub-account from which a transfer is to be made would, immediately after the transfer, be less than $150, the entire Accumulated
                            Value of that sub-account will be transferred to the same sub-account to which the requested transfer amount is to be transferred. The Accumulated Value of each sub-account will be determined on the Valuation Date that coincides with the date of transfer. Any new Units credited to a sub-account as a result of any transfer shall bear the same Payment
                            Date as the Units released to effectuate such transfer.

Withdrawals and             You may withdraw in cash the Accumulated Value of
Full Surrender              this policy in whole or in part, less any applicable
                            deferred sales charge, any time prior to the Maturity Date, subject to the following provisions and limitations. Such withdrawals must be by written request in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The withdrawal will be accomplished by surrender and release of Units credited to the sub-account(s) from which the withdrawal is to be made. No withdrawal other than a full surrender may be made if the Accumulated Value of this policy would, immediately after the withdrawal, be less than $2,000. If the Accumulated
                            Value of any sub-account from which the withdrawal is to be made would, immediately after the withdrawal, be less than $150, the remaining Units in each sub-account will be released and surrendered and included in the amount withdrawn. If as the result of a withdrawal, no Accumulated Value remains under this policy, the policy will be deemed fully surrender and of no further value or effect. The
                            Accumulated Value of each sub-account will be determined on the Valuation Date that coincides with the date of the withdrawal.

                            After the first policy year, an amount up to 10% of the Accumulated Value of this policy as of the beginning of the policy year may be withdrawn without restriction or charge. Any amount withdrawn during the first policy year or in excess of such 10% during later policy years will be subject to the following deferred sales charge, expressed as a percentage of the amount withdrawn:

                            Age of Deposit in Complete           Contingent
                            Years from Payment Date Unit          Deferred
                            Released was Credited               Sales Charge
                                     0                               6%
                                     1                               5%
                                     2                               4%
                                     3                               3%
                                     4                               2%
                                     5                               1%
                                     6 and over                      0%

                            In no event, however, will the total of all surrender charges applied under this policy exceed 9% of the total premiums paid on this policy.

                            You may elect to apply the amount withdrawn or surrendered to the various payment options described in Part 9.

Rules and Limitations       The Units released for transfer or withdrawal will
                            be determined on a First-In, First-Out (FIFO) basis.

                            No transfers, withdrawals, or full surrender may be made after the Maturity Date, since the policy's Accumulated Value will then be used to provide an annuity as stated in Part 7.

Delay Due to                If a withdrawal or transfer is to be made during any
Impossibility               period when regular banking activities have been
                            suspended; or when there is restricted trading on any stock exchange, the securities of which are held by any sub-account; or for any period when an emergency or other circumstances beyond our control exists and as a result of which the disposal of securities or other assets, including sale, delivery or receipt of payment by us is not reasonably practicable or as a result of which it is not reasonably practicable to determine the

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                            value of any sub-account; such withdrawal or
                            transfer shall be deferred to the earliest succeeding Valuation Date as of which the above described circumstances no longer exist. Rules and regulations of the Securities and Exchange Commission under the Investment Company Act of 1940, if any are applicable, will govern determinations as to suspended or restricted trading on a stock exchange or emergencies limiting disposal of securities.


                            PART 5: EXPENSE CHARGES

                            Charges to cover expenses incurred by us in the distribution and administration of this policy are made in the manner described below. However, we reserve the right to vary the amount of such charges to amounts not exceeding the maximum amounts stated below.

Distribution Charges        Charges to cover expenses incurred in the
                            distribution of this policy are taken in the form of a contingent deferred sales charge as provided in
                            Part 4 which is applied to any withdrawals or full surrender made within the six-year period following the Payment Date the Units released were credited.

Mortality and Expense       The mortality and expense risk assumed by us is
Risk Charge                 taken in the form of a daily charge against each
                            sub-account. The charge as of the Date of Issue of this policy is as shown on the Schedule Page. The charge may vary to reflect the most recent mortality and expense risk charge approved by the Securities and Exchange Commission for use by us under this type of variable accumulation deferred annuity, but in no event will exceed a daily charge of .00479%
                            (based on an annual rate of 1.75%). We will send you a written notice of any change in the charge at least 30 days in advance of such change.

Administrative Fee          An administrative fee of $35 will be deducted
                            annually at the end of each policy year from the total Accumulated Value of the policy with each sub-account bearing a pro-rata share of such expense based on the proportionate Accumulated Value of each of the sub-accounts. By agreement with us, you may, instead, elect to pay this charge to us in cash.


                            PART 6: DETERMINING THE ACCUMULATED AND UNIT VALUES

Crediting of                When a premium payment is received by us, we will
Sub-Account Units           apply the net premium on the Payment Date to credit
                            Units to one or more sub-accounts under this policy in accordance with the most recent allocation schedule on file with us. The. number of Units credited to each sub-account will be determined by dividing the net premium applied to that sub-account by the then current Unit Value of that sub-account.

Determination of This       The Accumulated Value of a sub-account at any time
Policy's Accumulated        prior to the Maturity Date is determined by
Value                       multiplying the total number of units under this
                            policy for that sub-account by the current Unit
                            Value of that sub-account. The total Accumulated
                            Value under this policy equals the sum of the Accumulated Values of each of the sub-accounts.

Determination of the        The Unit Value of each sub-account was set by us on
Current Share Value         the first Valuation Date under the sub-account.  The
                            current Unit Value of a sub-account on any subsequent Valuation Date is determined by multiplying the Unit Value of the sub-account on the immediately preceding Valuation Date by the Net
                            Investment Factor for that sub-account for the Valuation Period just ended.

Determination of the        The Net Investment Factor for a sub-account is
Net Investment Factor       determined by the investment performance of the
                            assets underlying the sub-account for the Valuation
                            Period just ended. The Net Investment Factor for any
                            sub-account for any Valuation Period is equal to
                            1.0000000 plus the applicable net investment rate
                            for the period. The net investment rate is
                            determined by:

                            a. taking the sum of the accrued net investment income and capital gains and losses, realized or unrealized, of the sub-account for the Valuation Period; and

                            b. for each calendar day in the Valuation Period subtracting an amount equal to the mortality and expense risk charge for each day of the Valuation Period; and

                            c. dividing the result of (a) and (b) by the Accumulated Value of the sub-account at the beginning of the Valuation Period.

The Valuation of            The values of the assets in each sub-account will be
Sub-account                 determined in accordance with applicable law and
                            accepted procedures.


                            PART 7: ANNUITY BENEFITS

                            Unless you elect an alternative annuity payment option as described in Part 9 on or before the Maturity Date, the Accumulated Value of this policy on the Maturity Date will automatically be applied to provide you a

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                            10-year period certain monthly life annuity based on
                            your life underpayment payment Option A as described in Part 9. Any annuity payments falling due after your death during the period certain will be paid to the beneficiary. If the amount to be applied on the Maturity Date is less than $2,000 or would result in monthly payments of less than $20, we shall have the right to pay such amount to you in one lump sum in lieu of providing such annuity. We also have the right to change the annuity payment frequency to annual if the monthly annuity payment would otherwise be less than $20.

Maturity Date               The amount of monthly annuity payment for each
Guaranteed Rates            $l,000 of Accumulated Value applied on the Maturity
                            Date to purchase a 10-year period certain life annuity on your life under Payment Option A will be based on the rates shown below for your age and sex.
                            These rates are based on the a-49 Annuity Table projected to 1985 with Projection Scale B and an interest rate of 3 3/8%. However, if our current rates in effect for this policy on the Maturity Date are more favorable, we will use those rates.

                                  *Age            Male            Female
                                  55              4.95             4.47
                                  60              5.54             4.96
                                  65              6.30             5.63
                                  70              7.24             6.50
                                  75              8.26             7.56
                                  80              9.12             8.60
                                  85              9.60             9.31

                            *Based on your age on your birthday nearest the Maturity Date.


                            PART 8: DEATH BENEFITS

How the Death Benefit       In the event of your death, we will determine the
is Determined               amount of the death benefit as follows:

                            A. Death before Maturity Date - If you die before the Maturity Date, the death benefit will equal the Accumulated Value of this policy on the date of our receipt of a certified copy of the certificate of death. In lieu of receiving the death benefit in a lump sum cash payment, the beneficiary may elect certain alternative payment options as described below.

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                            B.   Death on or after Maturity Date - If the you
                                 die on or after the Maturity Date any death benefit will be determined in accordance with the provisions of the applicable payment option elected by you.

                            If you die before the Maturity Date, the beneficiary of any death benefit then payable may elect to apply his or her respective share of the death benefit under any of the Payment Options described in Part 9, subject to the following limitations. These limitations are imposed to satisfy the annuity contract definition requirements of the Internal Revenue Code of 1954 (the Code) as now or later amended. The beneficiary's election shall be limited to the following options:

                            a. an Option A life annuity on the life of such beneficiary with a specified period certain of at least 5 years; or

                            b. an Option B life annuity on the life of such beneficiary; or

                            c. an Option G installment payout providing for payments for a specified period of 5 years.

                            We reserve the right to extend the options offered or further restrict the options offered to the extent consistent with future changes in the Code and any regulations or rulings under such Code.

                            If you die before the Maturity Date and your spouse is the beneficiary, in lieu of any of the above settlements, he of she may elect to continue this policy on his or her life as the substitute annuitant as if no death had occurred. We shall have the right to first require return of the policy to us so that we may amend it to reflect this change.

The Beneficiary             Unless otherwise provided, any death benefit or
                            income payment that falls due after your death will be payable in equal shares to such primary beneficiaries as are then living. But if none is then living, payment will be made in equal shares to such contingent beneficiaries as are then living.
                            But if no beneficiary is then living, payment will be made to the executor or administrator.

                            Unless otherwise stated, the relationship of a beneficiary is the relationship to you.

How to Change the           You may change the beneficiary by written notice
Beneficiary                 signed by you and filed with us at our IPD. When we
                            receive it, the change will relate back and take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice at our IPD.


                            PART 9: PAYMENT OPTIONS

                            The election of an alternative payment option must be in a written form satisfactory to us. We have the right to require proof of age of any person on whose life payments depend, as well as proof of the continued survival of any such person. We further have the right to require that the amount applied on the settlement date to any payment option elected at least equal $2,000 and result in a monthly payment of at least $20.

                            The guaranteed annuity payment rates under the following options will be no less favorable than the following:

                               Under Options A, B, D, E and F rates are based on the a-49 Annuity Table projected to 1985 with Projection Scale B. We use an interest rate of 3-3/8% for 5 and 10 year certain periods under Option A, for the 10 year certain period under Option F, and for Option E; an interest rate of 3-1/4% for the 20 year certain period under Options A and F; and an interest rate of 3-1/2% under Options B and D. Under Options G and H the guaranteed interest rate is 3%.

Option A - Life             A fixed annuity payable monthly while the annuitant
Annuity with                is living or, if later, the end of the period
Specified Period            certain specified by you. The period certain may be
Certain                     specified as 5, 10 or 20 years. The period certain
                            must be elected at the time that this option is elected.

Option B -                  A fixed annuity payable monthly while the annuitant
Non-Refund                  is living and ending with the last payment due
Life Annuity                preceding the date of the annuitant's death.

Option D - Joint            A fixed annuity payable monthly while the annuitant
and Survivorship            and the designated joint annuitant are living, and
Life Annuity                continuing thereafter during lifetime of the
                            survivor. The amount to be continued to the survivor may be 100% or 50% of the joint annuity payment, as specified at the time this option is elected. The designated joint annuitant must be designated at the time this option is elected and must have an adjusted age of at least 40. The adjusted age is the person's age on his or her birthday nearest the settlement date.

Option E - Install-         A fixed annuity payable monthly while the annuitant
ment Refund Life            is living or, it later, the date the annuity
Annuity                     payments made under this option total an amount
                            which refunds the entire amount applied under this option. If the annuitant is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the entire amount applied under this option.

Option F - Joint and        A fixed annuity payable monthly while either the
Survivorship Life           annuitant or designated joint annuitant is living,
Annuity with                or if later, the end of the specified period
Specified Period            certain. The period certain specified may be 10 or
Certain                     20 years. The period certain must be specified at
                            the time this option is elected. The designated joint annuitant must be designated at the time this option is elected and must have an adjusted age of at least 40. The adjusted age is the person's age on his or her birthday nearest the settlement date.

Option G - Payments         Equal income installments for a specified period of
for a Specified             years are paid whether the payee lives or dies. The
Period                      period certain specified must be in whole number of
                            years from 5 to 30.

Option H - Payments         Equal income installments of a specified amount are
of a Specified              paid until the principal sum remaining under this
Amount                      option from the amount applied is less than the
                            amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

Other Options               We may offer other payment options or alternative
                            versions of the options listed above.


80911

                     Policy Amendment for Installment Plans


                            This amendment is issued as part of the policy to which it is attached.

Definitions                 The Definitions in Part 1 are amended to add the
                            following definition:

                            Installment Period The period ending 31 days after the end of the first policy year or, if earlier, the date the total premiums paid on this policy first equals $2000.


Premium Amounts,            The second paragraph of the provision entitled
Grace Period,               "Premium Amounts" in Part 3 is amended to read
and Additional              as follows:
Premiums
                            Prior to expiry of the installment period, except for additional premiums as described below, neither the amount nor payment intervals of subsequent premiums may be changed unless we agree to the change. After expiry of the installment period, you may vary the amount of subsequent premiums subject to the same conditions described below for additional premiums.

                            If on any premium due date during the installment period, the total premiums paid on this policy fails to equal or exceed the sum of the initial premium and all subsequent premiums due under this policy as of that due date, then this policy will lapse. However, before we lapse the policy, you will be granted a grace period of 31 days after that premium due date in which to pay the outstanding premium amount due. This grace period is not granted for the initial premium. Your policy will remain in full force during the grace period.

                            Additional premiums, may be changed subject to the following limits:

                            a.   Each premium payment must at least equal $150.

                            b. No more than $1,000,000 in total premiums may be paid on this policy unless we agree otherwise.

                            c. The premium payment intervals may be changed to annual, semi-annual, quarterly, monthly, flexible, or any other arrangement agreed to by us.

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

                            We reserve the right to waive any and all of the above limits.

Policy Lapse                Part 4 is amended to add the following new
                            provision:

                            If this policy lapses due to non-payment of any premium falling due during the installment period, then this policy will lapse effective as of the Valuation Date next following the end of the grace period provided for payment of the outstanding premium amount due. Such Valuation Date shall be referred to as the date of lapse.

                            If your policy lapses as described above, its Accumulated Value on the date of lapse, less any applicable deferred sales charge, will be applied to provide an immediate 10-year period certain monthly life annuity under Option A as described in Part 7. If the amount to be applied on the date of lapse is less than $2000, or if the amount of each monthly payment under that option would be less than $20, we shall have the right to pay such amount to you in one lump sum in lieu of providing such annuity.

Limitation on               The policy is amended to provide as follows:
Choice of
Sub-Accounts,               Notwithstanding any terms of this policy to the
Transfers, and              contrary, until expiry of the installment period,
Withdrawals                 your choice of Sub-Accounts to which premiums are to
                            be allocated is limited to either the Money Market sub-account exclusively or the Bond Sub-Account exclusively and may not later be changed for subsequent or additional premium payments made during the installment period. In addition, no transfers or withdrawals, other than a full surrender, may be made during the installment period.



                                          Phoenix Mutual Life Insurance Company


               Secretary                  President



                            Registrar

2.58

              Policy Amendment for Individual Retirement Annuities


This amendment is issued as part of the policy to which it is attached. Notwithstanding any provisions of the policy to the contrary, this policy is amended as specified below to comply as an Individual Retirement Annuity under the terms of the Internal Revenue Code of 1954 (the Code) as ammended:

NONFORFEITABILITY           Your rights in this policy shall be nonforfeitable
                            to the extent provided herein.

NONTRANSFERABILITY          The provision entitled "Assignments" in Part 2 is
                            amended to read as follows:

                            Your policy may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

LIMITATION ON
PREMIUM AMOUNTS             The provision entitled "Premium Amounts" in Part 3
                            is amended to add the following limitation:

                            Except in the case of "rollover contributions" as described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or
                            an employer contribution to a simplified employee pension as defined in Section 408(k), no more than $2000 in premium may be paid or applied under this policy for any taxable year of the annuitant. Unless you in writing notify us otherwise, your taxable year will be assumed to coincide with the calendar year.

                            Any premium refund, other than amounts refunded to you as excess contributions, will be applied as additional premium.

MATURITY DATE               The definitions in Part 1 are amended to redefine
                            Maturity Date as follows:

                            The Maturity Date shown on the Schedule Page or such changed Maturity Date as we may later agree in writing, but in no event earlier than the first policy anniversary or later than the date you are age 70-1/2 or such later date as may be permitted pursuant to a spousal election as provided below under Death Benefits.

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

Page Two

LIMITATION ON               Part 7 entitled "Annuity Benefits" and Part 9
PAYMENT OPTIONS             entitled "Payment Options" are amended to the extent
                            needed to conform to the following:

                            The payment period for the following Payment
                            Options, including any annuity automatically payable on the Maturity Date under Payment Option A, may not exceed the life expectancy of the annuitant(s) or, with respect to Options G & H, the life expectancy of the person electing such option:


                            1. the period certain under Payment Option A and F; and
                            2.  the refund period under Payment Option E; and
                            3. the payment periods under Payment Options G and H;

DEATH BENEFITS              The second paragraph of the provision entitled "How
                            the Death Benefit is Determined" in Part 8 is amended to permit the beneficiary of any death benefit payable if you die before the Maturity Date to elect any alternative annuity payment option described in Part 9, subject to the limitation on Payment Options described above.

                            The last paragraph of the provision entitled "How the Death Benefit is Determined" is amended to permit any spouse electing to continue the policy on his or her life as substitute annuitant to adjust the Maturity Date to any date to whichever may agree, but not beyond the later of such spouse's age 70-1/2 or the deceased spouse's age 70-1/2.

MODIFICATIONS               We reserve the right to modify this amendment to
                            comply with future changes in the Code and any regulations or rulings issued under such Code. We shall provide you a copy of any such modifications.


Secretary                                                         President



                                 Registrar

2.52

              Policy Amendment for Qualified Plans Other Than IRA's


This amendment is issued as part of the policy to which it is attached.


THE OWNER                   The definitions in Part 1 are amended to redefine
                            You and Your to mean the plan trustee or plan sponsor designated as owner in the application for this policy whenever such terms are used to reference any rights otherwise exercisable by the annuitant under this policy.

NONTRANSFERABILITY          The provision entitled "Assignments" in Part 2 is
                            amended to read as follows:

                            Your policy may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

LIMITATION ON               The beneficiary provisions in Part 8 are amended to
RIGHT TO CHANGE             provide that the owner shall also be the beneficiary
BENEFICIARY                 and to provide that, except with respect to the
                            election of Payment Options as described in Part 9, no change may be made in the beneficiary.

                            Upon election of any such Payment Option, the owner may, on the date of settlement, designate such persons as are to be the beneficiaries under such supplementary contracts distributed by us reflecting the terms of the Payment Option elected.

SUPPLEMENTARY               The first paragraph of Part 9 entitled "Payment
CONTRACTS                   Options" is amended to add the following:

                            We reserve the right to require that the election of a Payment Option be in the form of a supplementary contract betwen you and us reflecting the terms of the Payment Option elected.



Secretary                                                         President

                               Registrar

2.60